Exhibit 3.1

THE COMPANIES LAW (2007 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

BEIJING JADEBIRD IT EDUCATION COMPANY, LIMITED

Adopted by a special resolution

passed on 29 May 2009

THE COMPANIES LAW (2007 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

BEIJING JADEBIRD IT EDUCATION COMPANY, LIMITED

Adopted by a special resolution

passed on 29 May 2009

1	The name of the Company is Beijing Jadebird IT Education Company, Limited.

2	The registered office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2007 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

5	The share capital of the Company is US$50,000 divided into 400,000,000 shares of a par value of US$0.000125 each.

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

THE COMPANIES LAW (2007 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

BEIJING JADEBIRD IT EDUCATION COMPANY, LIMITED

Adopted by a special resolution

passed on 29 May 2009

1	Interpretation

1.1	In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person (including any Subsidiary) and “Affiliates” and “Affiliated” shall have correlative meanings. For the purpose of this definition, the term “Control” (including with correlative meanings, the terms “Controlling”, “Controlled by” and “under common Control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Aptech”	means Aptech Limited, a company organized under the laws of the Republic of India.

“Articles” “Auditor”

auditor of the Company (if any).

“Bankruptcy Event”	means with respect to any Person (the “Bankruptcy Party”), (a) the commencement by it of a Bankruptcy Proceeding with respect to itself or the consent by it to be subject to a Bankruptcy Proceeding commenced by another Person, (b) the commencement by another Person of a Bankruptcy Proceeding with respect to the Bankruptcy Party that remains unstayed or undismissed for a period of thirty (30) consecutive days, (c) the appointment of or taking possession by a Receiver over the Bankruptcy Party or any substantial part of its property, (d) the making by the Bankruptcy Party of a general assignment for the benefit of its creditors or the admission by the Bankruptcy Party in writing of its inability to generally pay its debts as they become due, (e) the entry by a court having jurisdiction over the Bankruptcy Party or a substantial part of its property of an Order for relief under any Bankruptcy Law which remains unstayed or undismissed for a period of thirty (30) consecutive days, (i) adjudging the Bankruptcy Party bankrupt or insolvent, (ii) approving as properly filed a petition seeking the reorganization or other similar relief with respect to the Bankruptcy Party, (iii) appointing a Receiver over the Bankruptcy Party or any substantial part of its property or (iv) otherwise ordering the winding up and liquidation of the Bankruptcy Party or (f) the occurrence of any event similar to (a), (b), (c), (d) or (e) under any applicable Law with respect to the Bankruptcy Party.

“Bankruptcy Law”	means any bankruptcy, insolvency, reorganization, composition, moratorium or other similar Law.

“Bankruptcy Proceeding”	means a case or proceeding under any Bankruptcy Law wherein a Person may be adjudicated bankrupt, insolvent or become subject to an Order of reorganization, arrangement, adjustment, winding up, dissolution, composition or other similar Order.

“BJB”	means Beida Jade Bird Educational Information Technology Co., Ltd., a company incorporated and existing under the laws of the PRC.

“BJB-Aptech”	means Beijing Aptech Beida Jade Bird Information Technology Co., Ltd., a Sino-foreign joint venture in the PRC.

“Board”	means the board of directors of the Company.

“Business Day”	means a day other than a Saturday, Sunday or any day on which banks located in PRC are authorized or obligated to close.

“BVI Companies”	means the following companies organized under the laws of the British Virgin Islands: Power Step Group Limited, Smart Aim International Limited, Great Thrive International Limited and Favor Gain Investments Limited.

“Company”	means the above named company.

“CEO”	means the chief executive officer of the Company.

“CFO”	means the chief financial officer of the Company.

“COO”	means the chief operating officer of the Company.

“Company Subsidiaries”	means Prosperity Holdings Limited and BJB.

“Competitor”	means any Person in the business of IT Education, excluding (i) the Company or any of its Subsidiaries, and (ii) any party to this Agreement except as such party operates in the PRC in competition with, or is likely to be in competition with, the Company or its Subsidiaries. For the avoidance of doubt, an Affiliate of Aptech conducting business permitted under Section 2.4(a) of the Strategic Cooperation Agreement shall not be deemed to be a “Competitor” herein.

“Crescent Jade”	means Crescent Jade Limited, an exempted company incorporated and existing under the laws of the Cayman Islands.

“Directors”	means the directors for the time being of the Company.

“Dividend”	includes an interim dividend.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.

“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Equity Securities”	means the share capital, membership interests, partnership interests, registered capital or other ownership interest in the Company or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such shares, membership interests, partnership interests, registered capital or other ownership interests (whether or not such derivative securities are issued by the Company) and includes the Shares.

“Exchange Shares”	means Shares issued or to be issued to Superway Enterprises, fourteen (14) individuals or any other Persons in exchange for equity interests in BJB, as set forth in the Roll-up Agreement.

“Government Authority”	means any court, tribunal, authority, agency, commission, official or other instrumentality of the United States, the PRC, the Cayman Islands, Singapore, and the Hong Kong Special Administrative Region, any other country or territory or any province, state, country, city or other political subdivision of the United States, the PRC, the Cayman Islands, Singapore, and the Hong Kong Special Administrative Region or any other country or territory

“Initial Public Offering”	means the first Public Offering of Equity Securities of the Company upon the consummation of which such securities are listed on an internationally recognized securities exchange.

“Intellectual Property”	means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, domain names, inventions, copyrights and copyright rights, know-how, trade secrets and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

“lT Education”	means any information technology education or training product which targets individual users, corporations, organizations, and educational institutions including, but not limited to, colleges, universities and vocational high schools in (1) software engineering, development and applications including but not limited to, software application, software development, software testing, software project management, software systems integration, software system maintenance which shall include ACCP; (2) network engineering, design and applications including but not limited to network design, network security, building network environments, network system integration, network system configuration and maintenance, network technology applications, network service maintenance and construction of websites; and (3) hardware which shall include but not be limited to computer and electronic equipment manufacturing, hardware maintenance, hardware assembly, hardware debugging and testing.

“Losses”	means any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever (including to any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding).

“MCO2”	means Aptech Investment Enhancers Limited, a company organized under the laws of the Republic of Mauritius.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Order”	means any writ, judgement, decree, injunction, award or similar order of any Government Authority (in each case whether preliminary or final).

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Permitted Issuance”	means any of the following: (i) issuance of any Shares and/or options or warrants therefor issued to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to any employee share option or incentive plans, (ii) issuance of Exchange Shares, (iii) issuance of any securities issued in connection with any share split, share dividend or other similar event so long as such issuance is proportional among the existing Shareholders, or (iv) issuance of any securities pursuant to an initial public offering of the Shares.

“Person”	means an individual, firm, corporation, partnership, association, limited liability company, trust or estate or any other entity or organization whether or not having separate legal existence, including any Government Authority.

“PRC”	means the People’s Republic of China. For the purposes of these Articles, PRC does not include Hong Kong Special Administrative District, Macao Special Administrative District or Taiwan.

“Public Offering”	means, in the case of an offering in the United States, an underwritten public offering of Equity Securities of the Company pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, and, in the case of an offering in any other jurisdiction, a widely distributed underwritten offering of Equity Securities of the Company in which both retail and institutional investors are eligible to buy such securities in accordance with the securities laws of such jurisdiction.

“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Roll-up Agreement”	means the amended and restated roll-up agreement by and among the Company, Prosperity Holdings Limited, Aptech and MCO2 dated March 26, 2009.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Share” and “Shares”	means a share or shares in the Company and includes a fraction of a share.

“Shareholder”	means any of the following: Crescent Jade, each of the BVI Companies, Superway Enterprises, Solid Gain and MCO2.

“Shareholders Agreement”	means the Second Amended and Restated Shareholders Agreement by and among Crescent Jade, the BVI Companies, Arbo, Superway Enterprises, Solid Gain, Aptech, MCO2 and the Company, dated March 26, 2009.

“Solid Gain”	means Solid Gain Group Limited, a company organized under the laws of the British Virgin Islands.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Statute”	means the Companies Law (2007 Revision) of the Cayman Islands.

“Strategic Cooperation Agreement”	means the Strategic Cooperation Agreement dated January 22, 2009, by and between the Company and Aptech.

“Subsidiary”	means, with respect to any Person, any entity which such Person Controls, directly or indirectly, provided, however, the Subsidiaries of the Company shall only mean the Company Subsidiaries.

“Superway Enterprises”	means Superway Enterprises Limited, a company organized under the laws of the British Virgin Islands.

“Temporary Representative”	shall mean such person designated by Mr. Yang Ming to serve as the CEO of the Company for a period not to exceed an aggregate of three (3) months in a calendar year. Only one Temporary Representative can be appointed each calendar year.

1.2	In these Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include individual, firm, corporation, partnership, association, limited liability company, trust or estate or any other entity or organization whether or not having separate legal existence, including any government authority;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

(f)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(g)	headings are inserted for reference only and shall be ignored in construing these Articles; and

(h)	Section 8 of the Electronic Transactions Law shall not apply.

2	Commencement of Business

2.1	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares

3.1	Subject to the provisions, if any, in the Memorandum, Clauses 16.1, 29.3 and 29.4 hereof, and provisions in the Shareholders Agreement, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper.

3.2	The Company shall not issue Shares to bearer.

4	Register of Members

The Company shall maintain or cause to be maintained the Register of Members.

5	Closing Register of Members or Fixing Record Date

5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days. If the Register of Members shall be closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of Members the Register of Members shall be closed for at least ten days immediately preceding the meeting.

5.2	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or in order to make a determination of Members for any other purpose.

5.3	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such Dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1	Every person whose name is entered as a member in the Register of Members shall, without payment, be entitled to a certificate in the form determined by the Directors. Such certificate may be under the Seal. All certificates shall specify the share or shares held by that person and the amount paid up thereon, provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all.

6.2	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

7	Transfer of Shares

7.1	Shares are transferable as follows:

(a)	save as set out in sub-paragraph (c) below, in the case of a transfer of Shares to which Article V of the Shareholders Agreement applies, subject to the approval of a supermajority of at least two-thirds of the Directors subject to their obligations under the Shareholders Agreement;

(b)	save as set out in sub-paragraph (c) below, in the case of all other transfers of Shares, subject to approval of four-fifths of the Directors;

(c)	notwithstanding anything to the contrary contained in these Articles, the BVI Companies shall have the right to transfer an aggregate of up to twenty percent (20%) of Shares held by the BVI Companies as at December 28, 2008 free of any restrictions set forth in these Articles.

If the Directors refuse to register a transfer in accordance with the foregoing provisions they shall notify the transferee within fifteen (15) Business Days of such refusal.

7.2	The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption and Repurchase of Shares

8.1	Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner as the Company may, by Special Resolution, determine before the issue of the Shares.

8.2	Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) provided that the Members shall have approved the manner of purchase by Ordinary Resolution.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

9	Variation of Rights of Shares

9.1	If at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of three-quarters of the issued Shares of that class, or with the sanction of three-quarters of the issued Shares of that class passed at a general meeting of the holders of the Shares of that class.

9.2	The provisions of these Articles relating to general meetings shall apply to every class meeting of the holders of one class of Shares.

9.3	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

10	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

11	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

12	[Reserved]

13	[Reserved]

14	[Reserved]

15	Transmission of Shares

15.1	If a Member dies the survivor or survivors where he was a joint holder or his legal personal representatives where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share, which had been jointly held by him.

15.2	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect, by a notice in writing sent by him, either to become the holder of such Share or to have some person nominated by him become the holder of such Share.

15.3	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends and other advantages to which such person would be entitled if he were the registered holder of such Share. However, such person shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or itself or to have some person nominated by him or it become the holder of the Share. If the notice is not complied with within ninety days the Directors may thereafter withhold payment of all Dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

15.4	This Article 15 is subject to the provisions in the Shareholders Agreement.

16	Amendments of Memorandum and Articles of Association and Alteration of Capital

16.1	(a)	The Company may, by Ordinary Resolution, cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

(b)	Subject to the provisions of the Statute, the Company may, by Special Resolution:

(i)	subject to Clause 16.1(c) hereof, amend, modify or waive any provisions of the Memorandum or Articles or other constitutional documents of the Company or any Company Subsidiary;

(ii)	subject to Clause 16.1(c) hereof, except for any Permitted Issuance, alter the current capital structure of the Company or any Company Subsidiary, reduce its share capital and any capital redemption reserve fund, or to cause the Company or any Company Subsidiary to undertake material off-balance sheet or contingent liabilities; and

(iii)	change its name.

(c)	Subject to the provisions of the Statute, unanimous written consent of the Shareholders shall be required for any action pursuant to Clause 16.1(b)(i) or 16(b)(ii) hereof to the extent that such action results in (x) a declaration and payment of dividends by the Company disproportional to the Members’ respective holdings of the Shares or (y) a dilution disproportional to the Members’ respective holdings of the Shares.

(d)	For the avoidance of doubt and subject to the Statute, matters set forth in Clauses 29.3(a), (b), (d), (f) and (g) and 29.4(a), (b), (c) and (d) shall be decided by the Board according to those provisions and shall not be decided by the Members.

16.2	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to, transfer, transmission and otherwise as the Shares in the original share capital.

16.3	Notwithstanding anything to the contrary herein, the Members shall not implement any action pursuant to the provisions of Clauses 16.1 with respect to any Company Subsidiary unless and until all the Exchange Shares are issued.

17	Registered Office

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

18	General Meetings

18.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

18.2	[Reserved]

18.3	The Company may hold an annual general meeting, but shall not (unless required by Statute) be obliged to hold an annual general meeting. The annual general meeting shall be held in Beijing, PRC at such time as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

18.4	The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

18.5	A Members requisition is a requisition of Members of the Company holding at the date of deposit of the requisition not less than thirty per cent (30%) of the of the paid up voting share capital of the Company as at that date and carrying the right of voting at general meetings of the Company.

18.6	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

18.7	If the Directors do not within twenty-one days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one days.

18.8	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

19	Notice of General Meetings

19.1	At least ten (10) days’ notice shall be given of any general meeting to each Member. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all the Members (or their proxies) entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than ninety five per cent. in par value of the Shares giving that right.

20	Proceedings at General Meetings

20.1	No business shall be transacted at any general meeting unless a quorum is present. One or more Members holding at least a simple majority of the paid up voting share capital of the Company present in person or by proxy shall be a quorum.

20.2	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

20.3	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

20.4	If a quorum is not present within half an hour from the time appointed for the meeting or if during such a meeting a quorum ceases to be present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other day, time or such other place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Members present shall be a quorum.

20.5	The chairman, if any, of the board of Directors who is nominated by Crescent Jade shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number who is nominated by Crescent Jade or the BVI Companies to be chairman of the meeting.

20.6	If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose a representative of Crescent Jade or a representative of the BVl Companies to be chairman of the meeting.

20.7	The chairman may, with the consent of a meeting at which a quorum is present, (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

20.8	A resolution put to the vote of the meeting shall be decided on a poll.

20.9	Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

20.10	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21	Votes of Members

21.1	Subject to any rights or restrictions attached to any Shares, on a poll, every Member shall have one vote for every Share of which such Member is the holder, and such Member may vote in person or by proxy.

21.2	In the case of joint holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

21.3	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote on a poll by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

21.4	No person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class of Shares unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

21.5	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

21.6	On a poll, votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting.

21.7	A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.

22	Proxies

22.1	The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.

22.2	The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company, not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; provided, that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument or proxy sent out by the Company. The chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

22.3	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in a poll.

22.4	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office or at such other place as is specified for that purpose in the notice before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

23	Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

24	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

25	Composition of the Board; Board Committees

25.1	Prior to the Initial Public Offering of the Company, the number of Directors constituting the Board shall be five (5), subject to Clause 25.3 below. Each Shareholder shall vote its Shares at any meeting of the Members called for the purpose of electing Directors or in any written consent of Members executed for such purpose to elect, and shall take all other actions necessary or required to ensure the election to the Board of, (i) one (1) nominee of Superway Enterprises (the “Superway Enterprises Director”), two (2) nominees of Crescent Jade (each, a “Crescent Jade Director”), one of the Crescent Jade Directors is referred to as the “CJ Director,” and the other Crescent Jade Director is referred to as the “Common Director,” provided that (A) the CJ Director and the Common Director shall be deemed to be the Crescent Jade Directors designated by Crescent Jade for all purposes of these Articles, (B) the nomination of the Common Director shall be subject to the prior written consent of Solid Gain, (C) the nomination of a replacement for the Common Director shall be subject to the prior written consent of Solid Gain and (D) Crescent Jade may, at its discretion and subject to the prior written consent of Solid Gain, assign, in part or in whole, its right to nominate the Common Director, (iii) one (1) nominee of the BVI Companies (the “BVI Companies Director”) and (iii) one (1) nominee of MCO2 (the “MCO2 Director”). The Chairman of the Board shall be selected by the approval of a supermajority of at least four-fifths of the Directors from among the Crescent Jade Directors, the Superway Enterprises Director and the BVI Companies Director. At the time of any Initial Public Offering of the Company, the number of Directors constituting the Board shall be seven (7). Two (2) of these Directors shall be independent Directors, as defined under the rules of the applicable stock exchange and applicable laws and regulations. Any Director may bring a translator to any Board meeting so long as the translator is bound by a confidentiality agreement satisfactory to the Company.

25.2	The Board may establish such committees with such powers as may be permitted by applicable the Statue and the Memorandum and Articles of Association; provided, that any such committees shall be subject to the direction of and any policies adopted by the Board. Without limiting the foregoing, the Board shall establish a compensation committee (the “Compensation Committee”), whose scope of responsibilities shall include determining the remuneration and benefits of the CEO, the CFO and the COO and making recommendations to the Board on matters of compensation and benefits for other senior executives, including establishment of any employee stock option plans. The Compensation Committee shall consist of the CJ Director or his or her successor, the Superway Enterprises Director and the BVl Companies Director. All meetings of the Compensation Committee shall require a quorum of at least a majority of the members of the Compensation Committee. Not less than fourteen (14) days prior written notice shall be given to each member of the Compensation Committee for each meeting of such committee, provided, that such notice period may be reduced with the unanimous written consent of the members of the Compensation Committee.

25.3	In the event that the Board has any vacancy, the continuing Directors may act notwithstanding such vacancy.

26	Powers of Directors

26.1	Subject to the provisions of the Statute, the Memorandum and the Articles and the Shareholders Agreement, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

26.2	No Director shall act as an agent of the Company or have any authority to act for or to bind the Company except as authorized by the Board.

27	Removal and Replacement of Directors

27.1	The Directors shall be appointed pursuant to Clause 25.1. Each Shareholder shall have the absolute right to remove any director nominated by it at any time at its sole discretion, provided that (i) the Common Director shall not be removed without the prior written consent of Solid Gain, (ii) to the extent that Solid Gain desires to remove and replace the Common Director, Solid Gain shall deliver to Crescent Jade a written request setting forth its desire to remove the Common Director and its recommendation of a replacement nominee, and Crescent Jade shall, upon receipt of such request, take steps to implement the same as promptly as practicable and in any event no later than fifteen (15) Business Days after the date of its receipt of such request; and each of the Shareholders shall vote its Shares at any shareholders meeting, or in any written consent of Shareholders in lieu of such a meeting, so as to effectuate such right.

27.2	If, as a result of death, resignation, removal (with or without Cause) or otherwise, there shall exist or occur any vacancy on the Board, the Shareholder entitled under Article 25.1 to nominate the Director whose death, resignation, removal or other departure resulted in such vacancy shall nominate another individual to serve in place of such Director in accordance with Clause 25.1 and the Shareholders shall elect such individual to the Board as soon as practicable thereafter.

27.3	“Cause” means (i) a Director’s or officer’s willful or continued failure to substantially perform his or her duties, (ii) such Director’s or officer’s conviction or under formal investigation in a criminal proceeding (other than traffic violations or other minor infractions), (iii) such Director’s or other officer’s being censured or subject to equivalent action by any internationally recognized securities exchange, or (iv) such Director or officer being subject to a Bankruptcy Event.

28	Appointment of Executive Officers

The Board shall appoint the CEO, provided, however, that the appointment of a CEO other than Mr. Yang Ming or a Temporary Representative shall be approved by Crescent Jade. The CFO shall be appointed by the Board with the consent of Crescent Jade. The CEO shall report to the Board and manage the day-to-day affairs of the Company subject to the directions and policies of the Board adopted from time to time. The CFO shall report to the CEO and shall be responsible for the financial and accounting aspects of the Company. All other executive officers and members of the senior management of the Company shall be appointed and their scope of their duties determined by the CEO in consultation with the Board.

29	Proceedings of Directors

29.1	Board Meetings

(a)	Frequency and Location. Meetings of the Board shall take place at least once in every fiscal quarter of the Company unless otherwise determined by the Board. Board meetings shall be held in Beijing, PRC.

(b)	Notice. A meeting of the Board may be called by the Chairman of the Board or any two (2) Directors giving notice in writing to the CEO specifying the date, time and agenda for such meeting. The Directors shall cause the CEO to, promptly following receipt of such notice, deliver a copy of such notice to each Director and each Shareholder, accompanied by a written agenda specifying the business of such meeting and copies of all papers relevant for such meeting. Each such document shall be provided in both the Chinese and English languages. Not less than thirty (30) days prior written notice shall be given to each Director and Shareholder; provided, that such notice period (i) shall not apply in the case of an adjourned meeting pursuant to Clause 29.2(a) and (ii) may be reduced with the unanimous written consent of the Directors.

(c)	Emergency Board Meetings. An emergency Board meeting (the “Emergency Board Meeting”) may be called by the Chairman of the Board or any three (3) Directors giving notice in writing to the CEO specifying the date, time and agenda for such meeting. The Directors shall cause the CEO to, promptly following receipt of such notice, deliver a copy of such notice to each Director and each Shareholder, accompanied by a written agenda specifying the business of such meeting and copies of all papers relevant for such meeting. Not less than ten (10) days prior written notice shall be given to each Director and Shareholder for an Emergency Board Meeting, provided, that such notice period (i) shall not apply in the case of an adjourned meeting pursuant to Clause 29.2(a) and (ii) may be reduced with the unanimous written consent of the Directors. All Directors shall make best efforts to attend such Emergency Board Meetings.

(d)	Telephone Participation. To the extent permitted by the Statute, the Directors may participate in Board meetings by telephone or video conferencing or any other means of contemporaneous communication; provided, that each Director taking part in the meeting is able to hear each other Director taking part and; provided, further, that each Director must acknowledge his or her presence for the purpose of the meeting and any Director not doing so shall not be entitled to speak or vote at the meeting. Such participation shall constitute presence for purposes of the quorum provisions of Clause 29.2(a). A Director may not leave the meeting by disconnecting his or her telephone or other means of communication unless he or she has previously obtained the express consent of the Chairman of the Board and a Director shall conclusively be presumed to have been present and formed part of the quorum at all times during the meeting unless he or she has previously obtained the express consent of the Chairman of the Board to leave the meeting as aforesaid.

(e)	Written Resolutions. To the extent permitted by the Statute, any action that may be taken by the Directors at a Board meeting may alternatively be taken by a written resolution (in one or more counterparts) signed by all of the Directors (an alternate Director being entitled to sign such resolution on behalf of his or her appointer). The expressions “written” and “signed” include writings or signatures transmitted by facsimile.

(f)	Language; Preparation of Minutes. All meetings of the Board shall be conducted in Chinese, provided that any translator may speak in either English or Chinese, and written minutes of all meetings of the Board shall be prepared in both Chinese and English and provided by the Company to each Director and each Shareholder within ten (10) Business Days after each meeting of the Board. The Chinese version of the minutes shall prevail as against any translation thereof.

29.2	Action by the Board

(a)	Quorum. All meetings of the Board shall require a quorum of at least a simple majority of the Directors. If such a quorum is not present within sixty (60) minutes after the time appointed for the meeting, the meeting shall be adjourned, the Directors shall reschedule the meeting within thirty (30) days in good faith and the Directors shall be obliged to participate in such rescheduled meeting in good faith.

(b)	Ordinary Actions. At any Board meeting, each Director may exercise one vote. Any Director may, by written notice to the Chairman of the Board, (i) authorize another Director to attend and vote by proxy for such Director at any Board meeting or (ii) appoint an alternate Director to attend and vote for such Director at any Board Meeting. Subject to Clauses 29.3 and 29.4 below, the adoption of any resolution of the Board shall require the affirmative vote of a majority of the Directors present at a duly constituted meeting of the Board. Any Director may put forth a resolution for vote at a Board meeting.

29.3	The matters set out below require the approval of a supermajority of at least two-thirds of all the Directors:

(a)	establish or change the dividend policy of the Company any Company Subsidiary, declare or set aside any dividend, or make any other payment or other distribution to the shareholders of the Company or any Company Subsidiary (whether in cash, securities, property or other assets);

(b)	appoint, or determine the terms of the appointment of, or terminate the CEO or the CFO;

(c)	subject to Clause 29.4(e) hereof, amend, modify or waive any provisions of the memorandum and articles of association or other constitutional document of the Company or any Company Subsidiary;

(d)	appoint or terminate the Company’s auditors, which shall be an internationally recognized accounting firm;

(e)	subject to Clause 29.4(e) hereof, except for any Permitted Issuance, alter the current capital structure of the Company or any Company Subsidiary or reduce any capital redemption reserve fund or to cause the Company or any Company Subsidiary to undertake material off-balance sheet or contingent liabilities;

(f)	undertake or effect any (i) consolidation or merger of the Company, any Company Subsidiary or BJB-Aptech, with or into a Person Unaffiliated with the Company, (ii) effectuate any transaction or series of related transactions which result in the Company’s shareholders immediately prior to such transactions not holding directly or indirectly at least fifty and one-tenth percent (50.1%) of the equity and voting power of the surviving or continuing entity (in substantially the same proportions as such shareholders held capital stock of the Company, any Company Subsidiary or BJB-Aptech immediately prior to such transaction or series of related transactions, or (iii) directly or indirectly, sell, transfer, lease, charge, encumber or otherwise dispose of all or substantially all of the assets of any of the Company, the Company Subsidiaries or BJB-Aptech; and

(g)	subject to Clause 29.4(b) hereof, exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

To the extent that any of the matters set out above in this Clause 29.3(a) through to (g) are required by the Statute to be passed by the passing of a Special Resolutions, then such matter shall be passed when a Special Resolution is passed.

29.4	The matters set out below require the unanimous approval of all the Directors:

(a)	(i) commence any bankruptcy proceeding or any other case or proceeding seeking appointment of a receiver for the Company or any Company Subsidiaries, or all or any substantial part of its assets or property, (ii) enter into any restructuring plan or making any general assignment for the benefit of the Company’s or any Company Subsidiary’s creditors or (iii) admit in writing the Company’s or any Company Subsidiary’s inability to pay its debts when they become due;

(b)	make any loan or make or provide any guarantee to any Shareholders, directors or officers of the Company or any Company Subsidiary, the Affiliates of such Shareholders, directors or officers, or any other third parties;

(c)	enter into any transactions (i) with any of the Affiliates of the Company or any Company Subsidiary (other than wholly-owned Subsidiaries, as long as such Subsidiaries shall remain wholly-owned by the Company), which is outside the ordinary course of business and has a cumulative amount exceeding US$10,000 over a 12-month period, or (ii) with any Affiliate of a shareholder, director or officer of the Company or any Company Subsidiary;

(d)	change the size or composition of the Board, any committee thereof, the board of directors of any Company Subsidiary or any committee thereof; and

(e)	any action pursuant to Clause 29.3 (c) or Clause 29.3 (e) hereof to the extent that such action results in (i) a declaration and payment of dividends by the Company disproportional to the Shareholders’ respective holdings of the Shares or (ii) a dilution disproportional to the Shareholders’ respective holdings of the Shares.

To the extent that any of the matters set out above in this Clause 29.3(a) through to (g) are required by the Statute to be passed by the passing of a Special Resolutions, then such matter shall be passed when a Special Resolution is passed.

29.5	Notwithstanding anything to the contrary herein and subject to the Statute, the Directors shall not implement any action pursuant to the provisions of Clauses 29.3 and 29.4 with respect to any Company Subsidiary unless and until all Exchange Shares are issued.

29.6	If at any meeting the chairman elected pursuant to Clause 25.1 is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

29.7	A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

30	Presumption of Assent

A Director of the Company who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting as approved by the Directors or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

31	Directors’ Interests

31.1	A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

31.2	A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

31.3	A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

31.4	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

31.5	A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

32	Minutes

Subject to Clause 29.1(f), the Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of Directors including the names of the Directors or alternate Directors present at each meeting.

33	Delegation of Directors’ Powers

33.1	The Directors may delegate any of their powers to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying. Minutes and/or resolutions of all formal meetings of any committee of the Board under the provisions of the Section shall be circulated to all Directors together with the notice pursuant to Clause 29.1(b) for the next Board meeting following such formal meeting of the committee.

33.2	The Directors may establish any committees or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of any such committee or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

33.3	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

33.4	The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

33.5	Subject to Clauses 25.2 and Article 28, the Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer may be removed by resolution of the Directors or Members.

33.6	This Article 33 shall be subject to other provisions in these Articles.

34	Alternate Directors

34.1	Any Director (other than an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

34.2	An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, and generally to perform all the functions of his appointor as a Director in his absence.

34.3	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

34.4	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

34.5	An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

35	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

36	Remuneration of Directors

36.1	Directors shall be entitled to (a) reimbursement of reasonable out-of-pocket expenses in connection with the performance of his or her duties as Director, (b) reasonable remuneration for serving as a Director consistent with market best practices, (c) if such Director is otherwise an employee of or consultant to the Company, remuneration received in such capacity and (d) benefit under any share option scheme or plan of the Company or its Subsidiaries.

37	Seal

37.1	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer or other person appointed by the Directors for the purpose.

37.2	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

37.3	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

38	Dividends, Distributions and Reserve

38.1	Subject to the Statute and other provisions in this Article, the Directors may, in accordance with Clauses 16.1, 29.3 and 29.4 hereof, declare Dividends and distributions on Shares in issue and authorise payment of the Dividends or distributions out of the funds of the Company lawfully available therefor. No Dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

38.2	Except as otherwise provided by the rights attached to Shares, all Dividends shall be declared and paid according to the par value of the Shares that a Member holds.

38.3	The Directors may deduct from any Dividend or distribution payable to any Member all sums of money (if any) then payable by him to the Company.

38.4	The Directors may, in accordance with Clauses 16.1, 29.3 and 29.4 hereof, declare that any Dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

38.5	Any Dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

38.6	No Dividend or distribution shall bear interest against the Company.

38.7	Any Dividend which cannot be paid to a Member and/or which remains unclaimed after six months from the date of declaration of such Dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend shall remain as a debt due to the Member. Any Dividend which remains unclaimed after a period of six years from the date of declaration of such Dividend shall be forfeited and shall revert to the Company.

39	Capitalisation

The Directors may, in accordance with Clauses 16.1, 29.3 and 29.4 hereof, capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of Dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

40	Books of Account

40.1	The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

40.2	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

40.3	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

41	Audit

41.1	The Directors may, in accordance with Clauses 29.3(d), appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix his or their remuneration.

41.2	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

41.3	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42	Directors’ Access to Information

42.1	Each Director shall be entitled to examine the books and accounts of the Company and Company Subsidiaries, have access to the properties and facilities of the Company and Company Subsidiaries at reasonable times and upon reasonable prior notice and have access to operational performance data of the Company and Company Subsidiaries including information such as enrollments, student attrition rates, product pricing, major cost items and similar such information on an aggregate basis, provided, however:

(a)	all such Information furnished to a Director by or on behalf of the Company (irrespective of the form of communication and whether such Information is so furnished before, on or after the date hereof), and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by such Director containing or based in whole or in part on any such furnished Information shall be used solely for the purpose of the provision of services in connection with such Director’s role as a Director and, shall be kept strictly confidential and shall not be disclosed by such Director, except that disclosure of such Information (other than Information relating to Intellectual Property) shall be permissible (i) with the Company’s prior written consent, (ii) with respect to Information that is or has become generally available to the public other than as a result of disclosure by or at the direction of the Director, (iii) to the extent necessary or required under any applicable Law or the rules of any stock exchange or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to such Information, after giving prior written notice to the Company to the extent practicable under the circumstances, and subject to having undertaken any reasonably available arrangements to protect confidentiality (for example, seeking a protective order in relation to such Information), or (iv) if made to the Shareholder that has designated such Director, provided that such Shareholder agrees in writing that such Shareholder shall not disclose such Information without the prior written consent of the Company;

(b)	at the time of termination of services of such Director, he or she will promptly return to the Company or, at the Company’s sole option, destroy, all such information and all copies, extracts or other reproductions in whole or in part thereof. Notwithstanding the return or destruction of such information, such Director shall continue to be bound by his or her confidentiality and other obligations under this Clause 42.1; and

(c)	for a period of two years from the date of termination of services of such Director, without the prior written consent of the Company, such Director will not, directly or indirectly, (i) solicit to hire or hire (or cause or seek to cause to leave the employ of the Company) any employee of the Company or (ii) solicit or induce any independent contractor, customer or supplier of the Company to terminate or breach its contractual or other relationship with the Company.

43	Notices

43.1	Notices shall be in writing and may be given by the Company to any Member or any Director either personally or by sending it by courier, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members or the Register of Directors and Officers (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member or Director).

43.2

Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the fourth day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

43.3	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4	Notice of every general meeting shall be given in any manner hereinbefore authorised to every person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1	It the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

44.2	If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity

The Company shall indemnify each Director and officer of the Company (including, without limitation, the CEO and the CFO) (collectively, the “Indemnified Persons”) against any Losses that any Indemnified Person may at any time become subject to or liable for in connection with claims brought against any of them on behalf of the Company or by a third party in connection with any of their status as a director or officer of the Company or any of their service to or on behalf of the Company to the maximum extent permitted under the Statute, except for such Losses incurred due to the gross negligence, wilful misconduct, fraudulent activities, or any breach of the Shareholders Agreement by such Indemnified Person. References in this Article to wilful misconduct and fraudulent activities include, without limitation, dishonesty, actual fraud or wilful default, which means a finding to such effect by a competent court in relation to the conduct of the relevant party.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.